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                                                                    Exhibit 8.2


                       [SHERRARD & ROE, PLC LETTERHEAD]





                                June 30, 1997


The Board of Trustees
CCA Prison Realty Trust
2200 Abbott Martin Road, Suite 201
Nashville, Tennessee 37215

        Re:  CCA Prison Realty Trust
             Form S-11 Registration Statement

Gentlemen:

        CCA Prison Realty Trust was formed on April 23, 1997, under Maryland law as a real estate investment trust in order to provide investment opportunities in privatization in the corrections industry. CCA Prison Realty Trust is in the process of offering Common Shares in the company for sale to the public and has filed a Form S-11 Registration Statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission on April 24, 1997, which has been subsequently amended (in the form ultimately declared effective, the "Registration Statement").

        CCA Prison Realty Trust (the "Company") intends to make an election to be taxed and to operate as a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, (the "Code"). Upon completion of the offering and certain initial transactions, CCA Prison Realty Trust intends be a publicly traded, self-administered, and self-managed REIT engaged in acquiring and owning correctional and detention facilities.

        You have asked us to provide you with an opinion that CCA Prison Realty Trust, beginning with its taxable year ending December 31, 1997, will be organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, as amended, and that its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.

        This letter sets forth in summary form our conclusions in response to your request. The conclusions set forth in this letter are based upon and qualified by the detailed analysis that we have undertaken and prepared for the Company, which includes a comprehensive statement of the facts and assumptions on which we have relied, an explanation of the applicable and relevant provisions of the law, and our analysis of the application of the law to the facts and assumptions.
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CCA Prison Realty Trust
June 30, 1997
Page 2


        In preparing our response to your request for an opinion, we have reviewed and relied upon the following documents that have been provided to us:

                1.   the Declaration of Trust for CCA Prison Realty Trust;

                2. certain financial projections and financial statements for CCA Prison Realty Trust, which are attached to our detailed analysis as collective Exhibit 1;

                3.   a list of the current trustees of CCA Prison Realty Trust;

                4. CCA Prison Realty Trust's Form S-11 Registration Statement Under the Securities Act of 1933 filed with the SEC on April 24,1997, as subsequently amended, and the exhibits to the Form S-11;

                5. the Agreement of Sale and Purchase between Corrections Corporation of America and CCA Prison Realty Trust;

                6. the Option Agreement between Corrections Corporation of America and CCA Prison Realty Trust;

                7. the Master Agreement to Lease between Corrections Corporation of America and CCA Prison Realty Trust;

                8. the form of Lease Agreement between CCA Prison Realty Trust and Corrections Corporation of America;

                9. the Right to Purchase Agreement between Corrections Corporation of America and CCA Prison Realty Trust; and

                10. the Trade Name Use Agreement between Corrections Corporation of America and CCA Prison Realty Trust.

        In addition, we have conducted interviews with and obtained information from Stokes & Bartholomew, P.A. 28th Floor, SunTrust Center, Nashville, Tennessee, who have acted as tax counsel to the Company.

        Our conclusions are rendered only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters. We were not asked to and we did not conduct any inquiry into any matters or activities not directly related to the formation and proposed operation of CCA Prison Realty Trust. Since the Company's qualification as a REIT is dependent upon its actual, not just its proposed future conduct, it is possible that the Company's future actions or inactions may cause the Company not to qualify or not to continue to qualify as a REIT. It is expressly understood that our opinion does not relate to the actual future operation of the Company to the extent that it may differ from the proposed and intended operation as it has been represented to us.
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CCA Prison Realty Trust
June 30, 1997
Page 3


        We have, in arriving at the conclusions set forth in this letter, assumed, among other things, that CCA Prison Realty Trust will comply with all applicable filing, reporting, and administrative requirements related to REIT status, such as, for example, making a timely election under Section 856(c)(1), and maintaining the required records of actual ownership of its outstanding stock and otherwise complying with Treas. Reg. ss.1.857-8 of the Code.

        We were not asked to nor do we give any opinion regarding Maryland law as it may or may not affect the tax status of CCA Prison Realty Trust. We assume that CCA Prison Realty Trust has been duly and properly formed under applicable state and local law. We were not asked to nor do we give any opinion regarding any state or local tax issues.

        Our conclusions are based on our understanding of the facts as they have been conveyed to us through the documents, representations, and statements which have been given to us, and on certain assumptions, all as set forth in our detailed analysis and in the materials we have reviewed. Any inaccuracy in or changes to these facts, representations, statements, or documents, and any material changes in the affairs or status of any of the persons or entities involved in the transaction may have the effect of changing all or part of our conclusions.

        Our conclusions and opinion are also based upon the existing provisions of the Internal Revenue Code and regulations promulgated under the Code and upon current Internal Revenue Service published rulings and existing court decisions, any of which could be changed at any time. Changes may, moreover, be retroactive and could significantly modify the statements and conclusions expressed in our opinion. Similarly, any change in the facts and assumptions set forth in our detailed analysis, upon which our opinion is based and by which it is qualified, could significantly modify or alter the application of the law and the conclusions and/or opinions in this letter.

        Our conclusions and opinion represent our best judgment as to the probable outcome of the tax issues discussed, but they are, of course, not binding on the Internal Revenue Service. We give no assurance that the Internal Revenue Service will not challenge our conclusions and prevail before administrative bodies or in the courts in a way that may cause adverse tax consequences contrary to our opinion.

        Based on and as qualified by the foregoing, it is our opinion that:

        1. CCA Prison Realty Trust, beginning with its taxable year ending December 31, 1997, will be organized in conformity with the requirements for qualification and taxation as a REIT under the Code; and
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CCA Prison Realty Trust
June 30, 1997
Page 4


        2. CCA Prison Realty Trust's proposed method of operation will enable it to meet the operational requirements for qualification and taxation as a REIT under the Code.

        We hereby consent to the filing of this letter as an exhibit to the Company's Registration Statement.

                                                Sincerely,

                                                SHERRARD & ROE, PLC

                                                /s/ SHERRARD & ROE, PLC